                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

                                                     Contact:
                                                     David Sklar
                                                     Aames Financial Corporation
                                                     (213) 210-5311
                                                            or
                                                     Jeffrey Lloyd/Steve Hawkins
                                                     Sitrick And Company
                                                     (310) 788-2850

            AAMES FINANCIAL CORPORATION REPORTS FIRST QUARTER RESULTS

       In Substantive Discussions Regarding Potential Capital Infusion of
                               Up to $100 Million
             Record Loan Production in Core Retail and Broker Units
                    $500 Million Forward Commitment Executed
         Significant Loss on Hedge Position Reduces Securitization Gains
                     Cancels Regular Quarterly Cash Dividend


         LOS ANGELES, CALIFORNIA, NOVEMBER 16, 1998 - AAMES FINANCIAL CORPORATION (NYSE: AAM), a leader in subprime home equity lending, today reported results for the first fiscal quarter ended September 30, 1998. The Company also announced that it is in exclusive, substantive discussions with a private equity fund, with respect to a proposal pursuant to which up to $100 million would be invested in the Company.

         Commenting on these discussions, Cary H. Thompson, Aames chief executive officer, said, "As part of its evaluation of strategic financing alternatives, the Company is in discussions with a private equity fund concerning a proposal for an up to $100 million equity investment in the Company at a purchase price well below the current trading price of the Company's common stock on the New York Stock Exchange, resulting in substantial dilution to existing stockholders."

         Thompson said that the fund has not completed due diligence, and the Company and the fund have not entered into a definitive agreement to consummate the transaction. The parties intend to proceed with due diligence, subject to certain restrictions on the Company's ability to solicit, negotiate or discuss alternative strategic transactions with third parties for a period of time ending no later than December 31, 1998. In connection with these discussions, the Company has agreed to reimburse the fund for its out-of-pocket expenses and to pay certain fees, including a fee payable in certain circumstances if the Company consummates an alternative strategic transaction.

         Given the preliminary nature of the discussions and the conditions involved, investors should not place undue reliance on the existence of these discussions. There can be no assurance that the fund will, in fact, make an offer to the Company that the Company will find acceptable, that an agreement will be entered into or that a transaction will, in fact, even occur. Further, it is

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not expected that a transaction with the fund, even if an agreement were reached, could be consummated in time to address the short-term liquidity requirements of the Company. However, the Company believes that the contemplated transaction would address the Company's long-term liquidity requirements.

         Thompson also said that the Company was taking action to deal with its current liquidity requirements. He said, "As a Company that operates on a negative cash flow basis, Aames depends upon the securitization market, the credit and capital markets and the whole loan market for its liquidity. Global conditions in the capital and credit markets have severely restricted the Company's access to the securitization, credit and capital markets. The Company's gain on sale from its $650 million securitization completed in September 1998 was significantly reduced due to the loss on its hedge position which was not offset by enhanced securitization execution. Weakness in the asset-backed market continues. These market conditions have had a material and adverse impact on the Company's liquidity and financial condition. While the Company retains access to warehouse and other credit facilities with borrowing limits aggregating in excess of $1.0 billion, changes in advance rates recently imposed by some of the lenders have limited the amount of warehouse capacity available to the Company. Although the Company is currently seeking additional credit facilities, current market conditions have severely hampered the Company's ability to obtain additional warehouse or residual facilities. Further, the Company's liquidity constraints have been exacerbated by the drop in home equity stock prices and the consequent unavailability of the capital markets. The weakness in the securitization market has caused the Company, along with other subprime home equity lenders, to seek refuge in the whole loan market. This has created an abundance in the supply of loans in that market which has resulted in lowering the prices paid and tightening the underwriting guidelines applied by the whole loan purchasers. The Company has raised its prices and modified its underwriting guidelines in response to these changes the effect of which will decrease loan production in the current quarter. If the Company cannot obtain additional credit lines secured by its interest-only strips and residual assets or additional equity capital in the next 30 days, it may have to engage in extraordinary transactions, such as seeking subservicing arrangements that include the obligation to make servicing advances or strategic asset sales, to provide the liquidity necessary to operate, albeit on a much smaller scale."

First Quarter Results

         The Company reported revenue for the quarter was $77.0 million, down slightly from $77.9 million from last year's first fiscal quarter. Net income for the quarter was $448 thousand, compared to net income of $13.1 million for the same period a year ago. On a basic and diluted per share basis, net income per share for the quarter totaled $0.01, compared to $0.47 and $0.40, respectively, in the prior year period.

         The decrease in revenues and net income primarily reflects a $15.3 million loss the Company incurred on its hedge positions expiring in September and December 1998 which reduced its gain on sale. For the first fiscal quarter, gain on sale, including net unrealized gain on valuation of interest-only strips, was $44.1 million, down 11.3 percent from $49.8 million recorded in last year's first quarter. During the first fiscal quarter, the Company, as it has done

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historically, hedged its fixed rate pipeline by purchasing hedges against U.S.
Treasuries. In the past, changes in Treasury rates were generally reflected in the pass-through rates of the fixed rate portion of the Company's securitization. During 1998's first fiscal quarter, unsettled market conditions resulted in a loss on the Company's hedge position without an equivalent benefit from reductions in the pass-through rate paid on certificates sold in the fixed rate portion of the Company's securitization.

         Neil B. Kornswiet, Aames president and co-chairman, said, "Despite an increasingly hostile environment, we were able to achieve record loan production in the Company's core retail and broker production channels, which mitigated the decrease in gain on sale. Total loan production for the quarter increased 39 percent to $725 million, compared to $523 million for the comparable quarter last year. Aames' retail originations for the quarter were $228 million, compared to $134 million for the same quarter last year, an increase of 70 percent, and origination volume for the One Stop broker unit reached $351 million, compared to $262 million in 1997, an increase of 34 percent. Even our correspondent unit, which implemented pricing changes in last year's fourth fiscal quarter resulting from the elimination of bulk purchases, increased production 14 percent to $146 million from $128 million in the prior year."

         Kornswiet said that at September 30, 1998, Aames' loan servicing portfolio increased to $4.4 billion, up 29 percent from $3.4 billion for the same period last year. Of the Company's $4.4 billion loan servicing portfolio, only 1 percent was serviced by a third party at September 30, 1998. Of the Company's $3.4 billion servicing portfolio at September 30, 1997, 45 percent was subserviced by a third party at that date. Despite the increase in the portfolio, income from loan servicing decreased to $9.2 million for the quarter, compared to $9.8 million a year earlier, due to decreased servicing spreads and increased amortization of the interest-only strips.

         He added, "In October, the Company sold $125 million of loans on a whole loan basis, which represented a majority of the loans held for sale at September 30, 1998. In addition, the Company has signed a forward commitment to sell $500 million of loans; this commitment expires in May 1999. Despite these whole loan sales, we have not abandoned securitization. As we have stated, we will continue to monitor market conditions and cash flow needs, as well as profitability, in our loan disposition strategy, and will act opportunistically, seeking the best return possible."

         Kornswiet said, "The gains associated with whole loan sales for cash are generally at levels lower than those recognized when such loans are securitized. Further, prices currently being paid by whole loan purchasers are less than the Company's costs of production. Accordingly, sales of loans in the whole loan market are expected to result in a loss in the next calendar quarter. Additionally, so long as the Company sells whole loans on a servicing released basis, the Company will no longer grow the servicing portfolio. A loss in the second fiscal quarter combined with the first quarter's limited profitability could violate the minimum profitability covenant in the Company's primary warehouse facility. In the event of such a violation, the Company would seek the necessary waivers. However, there can be no assurance that such waivers would be obtained. If such waivers were not obtained, the warehouse line could be terminated. If the Company were unable to secure replacement lines, it would have to


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

cease loan production operations, which would negatively impact profitability and jeopardize the Company's ability to continue to operate as a going concern."

         The Company said that future earnings may be affected by a change in accounting being proposed by the FASB. On October 23, 1998, the FASB issued a draft guide, in question and answer format, entitled: "A Guide to Implementation of Statement 125 on Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, Questions and Answers, Second Edition (the "Q&A")." The Q&A indicates that two methods have arisen in practice for accounting for credit enhancements, an item which the Company records as `Residual Assets.' These methods are the cash-in method and the cash-out method. The cash-in method treats credit enhancements (pledged loans or cash) as belonging to the Company. As such, these assets are recorded at their face value as of the time they are received by the trust. The cash-out method treats credit enhancements as assets owned by the related securitization trust. As such, these assets are treated as part of the interest-only strip and are recorded at a discounted value for the period between when collected by the trust and released to the Company. The draft Q&A indicates that if no true market exists for credit enhancement assets, the cash-out method should be used to measure the fair value of credit enhancements. The draft Q&A remains subject to a comment period and further amendments prior to becoming final.

         The Company has historically used the cash-in method to account for its residual assets. It is the Company's belief that the cash-in method of accounting is appropriate and has been an acceptable accounting convention used by many in the subprime home equity finance sector and other industries. The Company has not yet completed the calculations necessary to determine what the ultimate impact of the cash-out method would have on the carrying value of its residual assets or how that change would be recorded. At September 30, 1998, the amount of residual assets included in the Company's balance sheet is $211 million. If the FASB does not modify its current position as reflected in the draft guide to Financial Accounting Standard 125, the Company believes that a change to the cash-out method will result in a material write-down of its interest-only strips and a loss in the quarter in which the write-down is recorded.

Cash Dividend Canceled

         The Company announced that its board of directors has canceled the regular quarterly cash dividend until such time as the Company's earnings and cash flow improve.

         Aames Financial Corporation is a leading home equity lender, and currently operates 95 Aames Home Loan offices serving 33 states, including the District of Columbia. Its wholly owned subsidiary, One Stop Mortgage, Inc. currently operates 51 broker offices serving 46 states, including the District of Columbia, and 14 Retail Direct offices serving 10 states.

         From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated


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results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flows and capital needs; delinquencies and losses in securitization trusts; negative impact on cash flow, right to terminate mortgage servicing; changes in interest rate environment; year 2000 compliance and technological enhancement; prepayment risk; basis risk; credit risk; risk of adverse changes in the secondary market for mortgage loans; dependence on funding sources; dependence on broker network; risks involved in commercial mortgage lending; strategic alternatives; competition; concentration of operations in California; timing of loan sales; economic conditions; contingent risks; and government regulation. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors" in the Company's form 10-K for the fiscal year ended June 30, 1998 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors" in form 10-Q for the quarter ended September 30, 1998.

                                      # # #






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

                   AAMES FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME
      (UNAUDITED)



                                                                      THREE MONTHS ENDED
                                                            ----------------------------------------
                                                            SEPTEMBER 30,              SEPTEMBER 30,
                                                                 1998                      1997
                                                            -------------              -------------
Revenue:
     Gain on sale of loans                                   $38,892,000                $44,721,000
     Net unrealized gain on valuation
         of interest-only strips                               5,196,000                  5,029,000
     Commissions                                               9,988,000                  5,855,000
     Loan service                                              9,225,000                  9,782,000
     Fees and other                                           13,676,000                 12,525,000
                                                             -----------                -----------
         Total revenue                                       $76,977,000                $77,912,000
                                                             -----------                -----------

Expenses:
     Compensation and related expenses                        23,794,000                 21,759,000
     Production expenses                                      10,930,000                  5,797,000
     General and administrative expenses                      13,389,000                  8,085,000
     Interest expense                                         12,881,000                 10,098,000
     Provision for loan losses                                15,210,000                  8,570,000
     Nonrecurring charges                                              -                          -
                                                             -----------                -----------
         Total expenses                                       76,204,000                 54,309,000
                                                             -----------                -----------

Income before income taxes                                       773,000                 23,603,000
Provision for income taxes                                       325,000                 10,522,000
                                                             -----------                -----------
Net income                                                      $448,000                $13,081,000


Net income per share
             Basic                                                 $0.01                      $0.47
                                                             ===========                ===========
             Diluted                                               $0.01                      $0.40
                                                             ===========                ===========
             Dividends per share                                   $0.03                      $0.03
                                                             ===========                ===========

Weighted average number
of shares outstanding
  limits, Basic                                               30,977,000                 27,767,000
                                                             ===========                ===========
          Diluted                                             31,265,000                 35,333,000
                                                             ===========                ===========


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

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS



                                                               SEPTEMBER 30,             JUNE 30,
                                                                    1998                   1998
                                                               -------------           -------------
                                                                (Unaudited)              (Audited)
ASSETS
Cash and cash equivalents                                      $   5,625,000           $  12,322,000
Loans held for sale, at lower of cost or market                  222,845,000             198,202,000
Accounts receivable                                               58,488,000              51,072,000
Interest-only strips, estimated at fair market value             378,475,000             359,600,000
Mortgage servicing rights                                         35,460,000              32,090,000
Residual assets                                                  210,581,000             194,561,000
Equipment and improvements, net                                   14,034,000              13,939,000
Prepaid and other                                                 15,876,000              17,020,000
                                                               -------------           -------------
  Total assets                                                 $ 941,384,000           $ 878,806,000
                                                               =============           =============

LIABILITIES AND STOCKHOLDERS'  EQUITY

Borrowings                                                       306,990,000             286,990,000
Revolving warehouse facilities                                   179,948,000             141,012,000
Accounts payable and accrued expenses                             57,922,000              49,964,000
Income taxes payable                                              51,461,000              55,437,000
                                                               -------------           -------------
  Total liabilities                                              596,321,000             533,403,000
                                                               -------------           -------------


Stockholders' equity:
    Preferred Stock, par value $.001 per
       share, 1,000,000 shares authorized;
       none outstanding
    Common Stock, par value $.001 per share
       50,000,000 shares authorized;
       31,015,800 and 30,962,600 shares outstanding                   31,000                  31,000
Additional paid-in capital                                       250,095,000             249,851,000
Retained earnings                                                 94,937,000              95,521,000
                                                               -------------           -------------
  Total stockholders' equity                                     345,063,000             345,403,000
                                                               -------------           -------------
Total liabilities and stockholder's equity                     $ 941,384,000           $ 878,806,000
                                                               =============           =============


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


AAMES FINANCIAL CORPORATION
QUARTERLY FINANCIAL STATISTICS




                                                                      QUARTER ENDED SEPTEMBER
                                                                 -----------------------------------
                                                                      1998                 1997
                                                                 ---------------     ---------------
ORIGINATION VOLUME:
         BROKER NETWORK                                          $   350,801,000     $   261,834,000
         RETAIL  1                                                   228,177,000         133,546,000
         CORRESPONDENT                                               146,079,000         127,759,000
                                                                                                   -
                                                                 ---------------     ---------------
         TOTAL                                                   $   725,057,000     $   523,139,000
                                                                 ===============     ===============

         RETAIL WTD AVG COMM RATE                                           4.24%               4.57%


SERVICING PORTFOLIO:                                             $ 4,440,573,000     $ 3,402,000,000

SERVICED IN HOUSE:                                                 4,387,016,000       1,871,100,000

LOAN SALES:
         WHOLE LOANS SOLD                                        $    45,766,000     $    39,033,000
         SECURITIZATIONS                                             649,999,000         504,136,000
         SERVICING SPREAD ON SECURITIZATIONS                                3.61%               4.17%



COMPONENTS OF REVENUE:

GAIN ON SALE OF LOANS                                            $    38,892,000     $    44,721,000
NET UNREALIZED GAIN ON VALUATION
    OF INTEREST-ONLY STRIPS                                            5,196,000           5,029,000
COMMISSIONS:
         RETAIL                                                        9,606,000           4,954,000
         BROKER NETWORK                                                 (211,000)            538,000
         OTHER                                                           593,000             363,000
LOAN SERVICE:
         SERVICING SPREAD                                              3,369,000           6,170,000
         PREPAYMENT FEES                                               3,500,000           2,355,000
         LATE CHGS & OTHER SERV FEES                                   2,356,000           1,257,000
FEES & OTHER:
         CLOSING                                                         618,000             587,000
         APPRAISAL                                                       947,000             501,000
         UNDERWRITING                                                    453,000             246,000
         INTEREST INCOME                                              11,514,000          11,031,000
         OTHER                                                           144,000             160,000

                                                                 ===============     ===============
         TOTAL REVENUE                                           $    76,977,000     $    77,912,000
                                                                 ===============     ===============

NOTE:    1- Includes 125 Product, Private Investor repurchases, and Broker loans



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The following table sets forth delinquency, foreclosure, loss and reserve information of the Company's servicing portfolio for the periods indicated:

                                                                        Year Ended                        Three Months Ended
                                                                         June 30,                            September 30,
                                                          --------------------------------------      --------------------------
                                                             1998         1997           1996             1998            1997
                                                             ----         ----           ----             ----            ----
Percentage of dollar amount of delinquent loans
  to loans serviced (period end) (1)(2)(3)(4)

One month                                                     3.8%           4.3%           4.9%             3.9%           3.2%
Two months                                                    1.3%           1.9%           1.8%             1.3%           1.3%
Three or more months:
 Not foreclosed (5)                                           9.0%           8.1%           8.0%             8.8%           8.3%
 Foreclosed (6)                                               1.5%           1.0%           1.0%             1.6%           1.2%
                                                              ----           ----           ----             ----           ----
    Total                                                    15.6%          15.3%          15.7%            15.6%          14.0%
Percentage of dollar amount of loans foreclosed to
  loans serviced (period end) (2)(4)                          2.0%           1.5%           1.1%             0.58%         0.58%
Number of loans foreclosed (7)                              1,125 (6)        560 (6)        221 (6)          346 (6)        241 (6)
Principal amount of foreclosed loans (7)                  $84,613        $48,029        $14,349          $25,731        $19,744
Net losses on liquidations (8)                            $26,488        $ 5,470        $   931          $ 8,627        $ 4,160
One time charge-offs  to reserve (9)                      $ 6,000

Percentage of annualized losses to average
servicing portfolio (4)(10)                                  0.72%          0.24%          0.09%            0.80%          0.51%
Liquidation loss reserve (11)                             $50,262        $43,586        $10,300          $56,845        $47,948

-----------------------------------

 (1) Delinquent loans are loans for which more than one payment is due.

 (2) The delinquency and foreclosure percentages are calculated on the basis of the total dollar amount of mortgage loans originated or purchased by the Company and, in each case, serviced by the Company, and any subservicer as of the end of the periods indicated. Percentages for fiscal year 1996 have not been restated to include delinquencies on loans originated by One Stop. The Company believes any such adjustment would not be material.

 (3) At Sepember 30, 1998, the dollar volume of loans delinquent more than 90 days in the Company's eleven REMIC trusts, four of which also exceeded certain loss limits, formed in November 1992, June 1993 and during the period form March 1995 to March 1997, exceeded the permitted limit in the related pooling and servicing agreements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources;" and "-- Risk Factor--Deliquencies and Losses in Securitzations; Trusts Right to Terminate Mortgage Servicing" and "Negative Impact on Cash Flow".

 (4) The servicing portfolio used in the percentage calculations includes $35.4 millions of loans subserviced by the Company on an interim basis at September 30, 1998.

 (5) Represents loans which are in foreclosure but as to which foreclosure proceedings have not concluded.

 (6) Represents properties acquired following a foreclosure sale and still serviced by the Company.

 (7) The increase in the number of loans foreclosed and principal amount of loans foreclosed in the periods presented is due to the larger, more seasoned servicing portfolio.

 (8) Represents losses, net of gains, on foreclosed properties sold during the period indicated excluding the one time charge referred to in the footnote
     (9) below.

 (9) Represents a one time reversal of $6.0 milliion to the loss reserve recorded in March 1998 resulting from the Company's delay in recording information transferred from a third pary servicer regarding loan payoffs. The amount was not sufficiently material to require adjustment of previously reported receivables of the reserve. of previously reported receivables of the reserve.

(10) Does not include the one time charge referred to in footnote (9) above.

(11) Represents period end reserves for future liquidation losses.



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